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Exhibit 99.2

Susan B. Railey For shareholders and securities brokers (301) 468-3120 James T. Pastore For news media (202) 546-6451	FOR IMMEDIATE RELEASE

CRIIMI MAE Announces Redemption of its 12% Series F and
15% Series G Preferred Stocks

        ROCKVILLE, MD, March 23, 2004—CRIIMI MAE Inc. (NYSE:CMM) today announced that its Board of Directors has elected to redeem all of the issued and outstanding shares of its 12% Series F Redeemable Cumulative Dividend Preferred Stock, CUSIP Number 226603 306 ("Series F Preferred Shares") and its 15% Series G Redeemable Cumulative Dividend Preferred Stock, CUSIP Number 226603 405 ("Series G Preferred Shares") for the redemption price of $10.00 per share on April 28, 2004 (the "Redemption Date").

        The Company will mail a Notice of Redemption to registered holders of each of its Series F Preferred Shares and Series G Preferred Shares on March 24, 2004. Pursuant to the Company's Articles of Amendment and Restatement, holders of each of its Series F Preferred Shares and Series G Preferred Shares will be entitled to receive the redemption price of $10.00 per share on April 28, 2004 but will not receive accrued dividends for the period subsequent to March 31, 2004.

        Barry Blattman, Chairman and Chief Executive Officer, stated: "We are pleased that we are able to redeem these higher yielding preferred issues using the $14.8 million of net proceeds from our recent sale of additional Series B Preferred Shares and $3.5 million of our cash on hand. The sale of additional Series B Preferred Shares and the redemption of the Series F and Series G Preferred Stock will result in a decrease of approximately $1 million annually in dividends to our preferred stockholders. This is another of the many steps the Company plans this year to achieve our goal of maximizing shareholder value."

        Holders of Series F Preferred Shares and Series G Preferred Shares on the record date of March 19, 2004 are entitled to receive the previously declared first quarter 2004 dividend of 30 cents per share and 37.5 cents per share, respectively, on March 31, 2004.

        For further information, shareholders and securities brokers should contact CRIIMI MAE Inc at (301) 816-2300, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

        Note: Forward-looking statements or statements that contain the words "believe," "anticipate," "expect," "contemplate," "may," "will" and similar and projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the most recent year and Quarterly Report on Form 10-Q for the most recent quarter. Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those anticipated. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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  Exhibit 99.2